EXHIBIT (11)(b)

                        INDEPENDENT AUDITORS' CONSENT

    We consent to the use in this Post-Effective Amendment No. 57 to the Registration Statement of Eaton Vance Municipals Trust (1933 Act File No. 33-
572) on behalf of EV Marathon Arizona Tax Free Fund, EV Marathon Colorado Tax Free Fund, EV Marathon Connecticut Tax Free Fund, EV Marathon Michigan Tax Free Fund, EV Marathon Minnesota Tax Free Fund, EV Marathon New Jersey Tax Free Fund, EV Marathon Pennsylvania Tax Free Fund and EV Marathon Texas Tax Free Fund, of our report dated August 25, 1995, relating to EV Marathon Arizona Tax Free Fund, EV Marathon Colorado Tax Free Fund, EV Marathon Connecticut Tax Free Fund, EV Marathon Michigan Tax Free Fund, EV Marathon Minnesota Tax Free Fund, EV Marathon New Jersey Tax Free Fund, EV Marathon Pennsylvania Tax Free Fund and EV Marathon Texas Tax Free Fund, and of our report dated August 25, 1995, relating to Arizona Tax Free Portfolio, Colorado Tax Free Portfolio, Connecticut Tax Free Portfolio, Michigan Tax Free Portfolio, Minnesota Tax Free Portfolio, New Jersey Tax Free Portfolio, Pennsylvania Tax Free Portfolio and Texas Tax Free Portfolio, which reports are included in the Annual Report to Shareholders for the year ended July 31, 1995 which is incorporated by reference in the Statement of Additional Information.

    We also consent to the reference to our Firm under the heading "The Funds' Financial Highlights" in the Prospectus and under the captions "Independent Certified Public Accountants" and "Financial Statements" in the Statement of Additional Information of the Registration Statement.

                                                         DELOITTE & TOUCHE LLP

November 10, 1995
Boston, Massachusetts